Exhibit 99.8
CONSENT OF JEFFERIES & COMPANY, INC.
Board of Directors
Vector Group Ltd.
100 S.E. Second Street
Miami, FL 33131
We hereby consent to the inclusion of our opinion letter dated September 27, 2005 to the Board of Directors of Vector Group Ltd. (“Vector”) as Annex D to the offer to exchange which forms a part of the Registration Statement on Form S-4 relating to the proposed exchange offer by VGR Holding Inc., a subsidiary of Vector, to offer 0.461 of a share of Vector common stock for each outstanding common share of New Valley Corporation that it does not own, and to the references to such opinion in the offer to exchange under the caption “BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER—Opinion of Jefferies.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
/s/ JEFFERIES & COMPANY, INC.
JEFFERIES & COMPANY, INC.
New York, New York
October 19, 2005